Exhibit 10.40

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between PharMerica Corporation and (hereinafter the “Company”), and David W. Froesel, Jr. (the “Executive”) is effective as of  August 1, 2013 (“Start Date");

WHEREAS, the Company desires to employ the Executive, effective as of the Start Date, as the Executive Vice President, Chief Financial Officer and Treasurer of the Company, and the Executive desires to serve in that capacity, effective as of the date of this Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period.  The Company shall employ the Executive, either directly or through a Subsidiary, and the Executive shall serve the Company or any such Subsidiary, on the terms and conditions set forth in this Agreement, beginning on the Starting Date and until that employment ceases as provided below in Section 4 (the “Employment Period”).

2.             Position and Duties.

(a)            During the Employment Period, the Executive shall be employed as the Executive Vice President, Chief Financial Officer and Treasurer in Louisville, Kentucky, subject to such changes in title as may be proposed by the Board or the Chief Executive Officer and consented to by the Executive.  The Executive shall report to the Chief Executive Officer of the Company and shall perform such duties for the Company as are related typically to the office of Executive Vice President , Chief Financial Officer and Treasurer, in the manner reasonably directed by the Chief Executive Officer of the Company, in his discretion. During the Employment Period, but excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, and any services on corporate, civic or charitable boards or committees, lectures, speaking engagements or teaching engagements that are approved by the Executive’s direct supervisor and that do not significantly interfere with the performance of the Executive’s responsibilities to the Company or violating the provisions of Section 8, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company and the Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to him faithfully and efficiently.

3.            Compensation.

(a)            Base Salary.  During the Employment Period, the Executive shall receive an annual base salary of  $490,000 payable bi-weekly in accordance with the regular payroll practices of the Company.  The Executive’s base salary shall be reviewed annually by the Compensation Committee of the Board of Directors (“Committee”) and/or the Chief Executive Officer of the Company, in accordance with the Company’s standard practices for executives generally, and may be increased, but not decreased, as determined by the Committee, in its sole discretion, or by any person or persons to whom the Committee has delegated such authority.

(b)            Annual Bonus and Incentive Plans; Other Benefits.  During the Employment Period:  (i) the Executive shall be entitled to participate in any short-term and long-term incentive programs established and/or maintained by the Company for its senior level executives generally; (ii) the Executive shall be entitled to  participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company; (iii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company to at least the same extent as other senior executives of the Company; and (iv) the Executive shall be entitled to, and the Company shall provide the Executive with 4 weeks of paid time off (PTO)  during each calendar year pursuant to the Company’s PTO policy.  Executive's initial Short Term Incentive Target is 80% commencing in 2013, but prorated in 2013 from the Start Date.  Executive's initial Long Term Incentive Target is 175% commencing in 2014.

(c)            Expenses.  During the Employment Period, the Executive shall be entitled to receive advancement or prompt reimbursement for all reasonable expenses incurred or anticipated to be incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

(d)            Relocation Expenses/COBRA.  Executive will receive in relocation expenses pursuant to the Company relocation policy in connection with the sale of the Executive’s personal residence in Cincinnati, Ohio, the moving of his personal items to Louisville, Kentucky and the purchase of a residence in Louisville, Kentucky.  Relocation expenses must be incurred within twelve (12) months of the Start Date.  Executive will be provided six (6) months of temporary living expenses in Louisville, Kentucky. If the Executive voluntarily terminates employment with the Company within twelve (12)  months after the Start Date, the Executive will reimburse the Company for 100% of the relocation expenses the Executive received from the Company.  Expenses that are taxable to the Executive  will be gross-upped for taxes pursuant to the rates used for the other r executives of the Company.

4.            Term and Termination of Employment.

This Agreement is for a three (3) year period commencing on the Start Date (the “Term”); provided, however, that the Term shall be thereafter automatically extended for an unlimited number of additional one-year periods unless, at least 120 days before the then scheduled expiration of the then current Term, Employee notifies Company, or Company notifies employee, that the Term shall not so extend. Notwithstanding the foregoing, the Term (and hence Executive’s employment herender) may be earlier terminated in accordance with this Section 4.

(a)            Death or Disability.  The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death or long term Disability during the Employment Period.  “Disability” means a condition entitling the Executive to benefits under the Company’s Long Term Disability Plan, policy or arrangement.

(b)            By the Company.  The Company may terminate the Executive’s employment under this Agreement during the Employment Period for Cause or without Cause.  “Cause” means:

(i)            the continued failure by the Executive to substantially perform his duties as contemplated by this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than thirty days after a demand for substantial performance is delivered to the Executive by the Board or by the Chief Executive Officer of the Company, which demand identifies the manner in which it is believed that the Executive has not substantially performed his duties;

(ii)          the willful misconduct of the Executive materially and demonstrably injurious to the Company (including, without limitation, any breach by the Executive of Section 8 of this Agreement); provided that no act or failure to act on the Executive’s part will be considered willful if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interest of the Company;

(iii)         the commission by or indictment of the Executive for a misdemeanor, which, as determined in good faith by the Board, constitutes a crime of moral turpitude and gives rise to material harm to the Company or to any subsidiary or affiliate of the Company;

(iv)         the commission by or indictment of the Executive for a felony (including, without limitation, any felony constituting a crime of moral turpitude); or

(v)          material breach by the Executive of the Executive’s obligations under this Agreement.

(c)            By the Executive.  The Executive may terminate employment under this Agreement for Good Reason or without Good Reason.  “Good Reason” means:

(i)            any reduction in the Executive’s Base Salary, incentive bonus opportunity or long-term incentive opportunity; or
(ii)            material failure by the Company to comply with any provision of Sections 2 and 3 of this Agreement, other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive; or

(iii)          the relocation of the Executive to a facility or a location more than fifty (50) miles from his then current location.

Notwithstanding the foregoing, “Good Reason” for purposes of Section 4(c)(i) shall not include a reduction in Base Salary, incentive bonus or long-term incentive opportunity if such reduction is coincident with a reduction applicable to all members of the senior management team.  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.  Such Notice of Termination for Good Reason must be received by the Company no later than the 60th day after the event, or last in a series of events, that gives rise to Good Reason.  The Company shall have 20 days to remedy the conduct set forth in the Notice of Termination for Good Reason.  A termination of employment by the Executive for Good Reason shall be effective on the 60th business day following the date when the Notice of Termination for Good Reason is given, unless the conduct set forth in the notice is remedied by the Company within the 20-day period.  A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company at least 30 days’ advance written notice of the termination.

(d)           Date of Termination.  The “Date of Termination” means the date of the Executive’s death, the date of the Executive’s Disability, the date the Agreement expires on its own terms without notice of non-renewal having been given ( an “Expiration”), date the termination of the Executive’s employment under this Agreement by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective.  The Employment Period shall end on the Date of Termination.

5.             Obligations of the Company upon Termination.

(a)            By the Company Other Than for Cause; or By the Executive for Good Reason; or an Expiration.  If, during the Employment Period, the Company terminates the Executive’s employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason:

(1)            the Executive shall be entitled to (i) continued payment for eighteen (18) months after the Date of Termination of the Executive’s current base salary (as in effect on the Date of Termination), and (ii) a bonus equal to the average of the annual bonuses earned by the Executive over the three complete years (or if less than three years, the average bonus earned during such shorter period) preceding the Date of Termination (that is, not including the bonus year that includes the Date of Termination) to be paid on the first business day at the conclusion of the eighteen month period after the Date of Termination; and

(2)        for the eighteen (18)   month period following the Date of Termination, the Executive will receive a  waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Executive, his spouse and eligible dependents (to the extent covered on the Date of Termination) for health, prescription, dental and vision benefits; provided, however, that to the extent COBRA continuation coverage eligibility expires (unless such expiration is due to eligibility for other group health insurance or Medicare) before the end of such twelve month period, the Executive will receive payment, on an after-tax basis, of an amount equal to the premium the Company would have otherwise waived for COBRA coverage.  The obligations of the Company to provide benefits under this Section 5(a)(2) shall terminate on the date of occurrence of the first to occur of any of the following, if any of the following should occur prior to the end of the eighteen (18)  month period: (i) the date of commencement of eligibility of the Executive under the group health plan of any other employer or (ii) the date of commencement of eligibility of the Executive for Medicare benefits.

In addition, the Executive shall be entitled to receive executive level outplacement assistance under any outplacement assistance program then being maintained by the Company in accordance with the terms of any such program.  The Company shall also pay, or cause to be paid, to the Executive, in a lump sum in cash within 30 days after the Date of Termination (or, in the case of the pro-rated Annual Bonus Amount, at the time such bonus would otherwise be paid), the Executive’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall include but not be limited to, (W) the Executive’s Base salary through the Date of Termination that has not yet been paid (X) an amount representing a 100% target bonus for the Executive’s salary grade for the year of termination, multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Annual Bonus Amount”), (Y) any accrued but unpaid vacation or PTO pay, and (Z) similar unpaid items that have accrued and as to which the Executive has become entitled as of the Date of Termination, including declared but unpaid bonuses and unreimbursed employee business expenses; provided, however, that the Company’s obligation to make any payments, or cause any payments to be made, under this paragraph (a) to the extent any such payment shall not have accrued as of the day before the Date of Termination shall also be conditioned upon the Executive’s execution, and non-revocation, of a written release, substantially in the form attached hereto as Exhibit 1, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment under this Agreement or the termination thereof (other than any entitlements under the terms of this Agreement to indemnification or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit). Except as provided in Section 5(d) , and provided Executive have not breached the covenants, obligations and agreements contained in Section 8: (A) each compensatory stock option (and any similar award, such as a stock appreciation right) that Executive shall have received after the Start Date shall become fully vested and shall be, and remain, exercisable until the earliest of a Change in Control upon which all other compensatory stock options or similar awards cease to be exercisable, the second anniversary of the Termination Date, and the expiration of its maximum stated term; (B) each compensatory restricted stock award (and any similar award, such as a phantom share award) that Executive shall have received after the Start Date shall become fully vested as of the Termination Date, and all contractual restrictions on it shall lapse as of the Termination Date; (C) each performance-based equity award that Executive shall have received after the Start Date shall be deemed vested and non-forfeitable as of the end of the applicable performance period, to the extent applicable performance goals are achieved (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants); and (D) any other equity based award that Executive shall have received after the Start Date shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date.

(b)       Death or Disability.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination.  If the Executive's employment is terminated by reason of the Executive's death, the Executive shall also become vested in any outstanding options, restricted stock or other equity incentive awards.  If the Executive's employment is terminated by reason of the Executive's death or Disability, the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

(c)            By the Company for Cause; By the Executive Other than for Good Reason.  If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Executive, or shall cause the Executive to be paid, the Executive’s base salary through the Date of Termination that has not been paid and the amount of any declared but unpaid bonuses, accrued but unpaid vacation or PTO pay, and unreimbursed employee business expenses, and the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

(d)            Expiration. If Executive’s employment hereunder terminates because of the expiration of the Term by notice of non-renewal in accordance with Section 4 above, Executive will be entitled to receive:  (i) as soon as reasonably practicable following the Termination Date, the Accrued Obligations (other than the Pro-Rata Annual Bonus). In addition, (x) if the Term expires due to the Company’s delivery of written notice of non-renewal, provided Executive has not materially breached the covenants, obligations and agreements contained in Section 8:  (I) each compensatory stock option (and any similar award, such as a stock appreciation right) that Executive shall have received (including, without limitation, the stock option described in Section 7(a)) shall, to the extent that it would have become vested or exercisable on or before the second anniversary of the Termination Date had Executive’s employment hereunder continued through such second anniversary, be fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the second anniversary of the Termination Date, and the expiration of its maximum stated term; (II) each compensatory restricted stock award (and any similar award, such as a phantom share award) that Executive shall have received (including, without limitation, the restricted stock award described in Section 7(b)) shall become fully vested as of the Termination Date, to the extent that it would have become vested on or before the second anniversary of the Termination Date if Executive’s employment hereunder had continued through such second anniversary, and all contractual restrictions on it shall lapse as of the Termination Date; (III) each performance-based equity award that Executive shall have received shall also become fully vested, and shall therefore become non-forfeitable, as of the end of the applicable performance period, to the extent that it would have become vested on or before the second anniversary of the Termination Date if Executive’s employment hereunder had continued through such second anniversary (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants); and (IV) any other equity-based award shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date, to the extent that it would have become vested on or before the second anniversary of the Termination Date if Executive’s employment hereunder had continued through such second anniversary; and (y) if the Term expires due to Executive’s delivery of written notice of non-renewal, provided Executive have not materially breached the covenants, obligations and agreements contained in Section 8:  (I) each compensatory stock option (and any similar award, such as an a stock appreciation right) that Executive shall have received shall, to the extent that it would have become vested or exercisable on or before the first anniversary of the Termination Date had Executive’s employment hereunder continued through such first anniversary, be fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the first anniversary of the Termination Date, and the expiration of its maximum stated term; (II) each compensatory restricted stock award (and any similar award, such as a phantom share award) that Executive shall have received shall become fully vested as of the Termination Date, to the extent that it would have become vested on or before the first anniversary of the Termination Date if Executive’s employment hereunder had continued through such first anniversary, and all contractual restrictions on it shall lapse as of the Termination Date; (III) each performance-based equity award that Executive shall have received shall also become fully vested, and shall therefore become non-forfeitable, as of the end of the applicable performance period, to the extent that it would have become vested on or before the first anniversary of the Termination Date if Executive’s employment hereunder had continued through such first anniversary (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants); and (IV) any other equity-based award shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date, to the extent that it would have become vested on or before the first anniversary of the Termination Date if Executive’s employment hereunder had continued through such first anniversary.

(e)       Termination Pursuant to a Change of Control.  If there is a Change of Control, as defined in Section 5(e)(i) below, during the Term, the provisions of this Section 5(e) shall apply and shall continue to apply throughout the remainder of Employment Period.  If, within one (1) year following a Change of Control, the Executive’s employment is terminated by the Company or the Executive following the occurrence of any of the events listed in Section 5(e)(ii) below or if the Executive’s employment is terminated without cause (in accordance with Section 5(a) above), the Company shall pay to the Executive (or the Executive’s estate, if applicable) the payments described under Section 5(a) and the Executive shall become vested in any outstanding options, restricted stock, or other equity incentive award; provided that the Company’s obligation to make any payment, or to permit any vesting of outstanding options, restricted stock, or other equity incentive award as described above, shall be conditioned upon the Executive’s execution, and non-revocation, of a written release, substantially in the form attached hereto as Exhibit 1.

(i)        Change of Control shall mean the occurrence of one or more of the following events:

(A)      any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; or

(B)       persons who, as of the Effective Date, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 5(e), be considered a member of the Incumbent Board; or

(C)       the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than forty percent (40%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities; or

(D)      the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii)       The events referred to in Section 5(e) above shall be as follows:

(A)      a reduction of the Executive’s salary other than a reduction that (1) is based on the Company’s financial performance or (2) is similar to the reduction made to the salaries provided to all or most other senior executives of the Company; or

(B)       a significant change in the Executive’s responsibilities and/or duties which constitutes, when compared to the Executive’s responsibilities and/or duties before the Change of Control, a demotion; or

(C)       a material loss of title or office; or

(D)      the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive.

The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in Section 5(e)(ii) and shall not be entitled to compensation pursuant to this Section 5(e) unless the Company fails to cure within a reasonable period.

(iii)          If (w) the aggregate of payments, awards, benefits and distributions (or any acceleration of any payments, awards, benefits or distributions) due to Executive, under this Letter Agreement or under any other plan, program, agreement or arrangement of the Company (or of any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities), would, if received by Executive in full and valued under Section 280G of the Code, constitute “parachute payments” as such term is defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (x) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”) (all of which taxes shall in any case be solely Executive’s responsibility), be less than the amount Executive would receive, after all taxes, if Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three (3) times Executive’s  “base amount,” as defined in and under Section 280G of the Code, less $1.00 (the “Safe Harbor Cap”), then (y) the cash 280G Benefits (other than cash benefits relating to the acceleration of equity awards) that do not constitute “deferred compensation” for purposes of Section 409A of the Code shall (to the extent that the reduction of such 280G Benefits can achieve the intended result) be reduced, pro rata, or eliminated, to the extent necessary so that the 280G Benefits received by Executive will not constitute parachute payments; and (z) if elimination of the cash  280G Benefits (other than cash benefits relating to the acceleration of equity awards) that do not constitute such “deferred compensation” is insufficient to achieve the intended result, then the remaining cash 280G Benefits (other than cash benefits relating to the acceleration of equity awards) shall (to the extent that reduction of all such 280G Benefits can achieve the intended result) be reduced (on such pro rata or other basis as complies with Section 409A of the Code) or eliminated to the extent necessary so that the 280G Benefits received by Executive will not constitute parachute payments.  If the reduction of the 280G Benefits would not result in a greater after-tax result to Executive, no amounts payable to Executive shall be reduced pursuant to this provision.

(A)         All determinations required to be made under this Section shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days before any 280G Benefits are scheduled to be paid or provided, or such earlier time as is requested by the Company.  Notwithstanding the foregoing, in the event (x) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (y) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (z) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  If 280G Benefits are reduced to the Safe Harbor Cap, or the Accounting Firm determines that no Excise Tax is payable by Executive without any reduction, the Accounting Firm shall provide a written opinion to Executive to such effect, that Executive are not required to report any Excise Tax on Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  A reasonable determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in the subparagraph below).

(B)          If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that 280G Benefits have been made to Executive or provided for Executive’s benefit by the Company, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s  receipt of such Excess Payment until the date of such repayment.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section.  In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment.  Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.

(e)       If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) and Income Tax Regulations under Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the termination date and the New Payment Date shall be paid to the Executive, without interest, in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

6.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify.  Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, the Company shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7.             No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.             Confidential Information; Non-solicitation; Non-competition.

(a)            The Executive agrees and acknowledges that by reason of his employment by and service to the Company, he will have access to, become exposed to and/or become knowledgeable about confidential information of the Company (the “Confidential Information”) from time to time during the Employment Period, including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists and other forms of business information that are not known to the Company’s competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by the Company.  Executive agrees that at no time during or after the Employment Period will he disclose or use the Confidential Information, except as may be required in the prudent course of business for the benefit of the Company.  The Executive also agrees to be subject to the Company’s Code of Ethics and Business Conduct as in effect from time to time during the Employment Period.

(b)            The Executive acknowledges that the Company is generally engaged in business throughout the United States.  During the Executive’s employment by the Company and for eighteen (18) months after the Date of Termination or the expiration of the final Employment Period for any reason, the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any Competing Business.  A "Competing Business" is any person, company, partnership or entity that is engaged in (i) the sale, marketing, or provision of pharmacy services, including but not limited to the sale of prescription drugs, consulting pharmacy services and billing adjudication services, to institutional care providers such as hospitals, nursing homes, skilled nursing facilities, nursing facilities, mental health and other group homes, assisted living facilities, rehabilitation facilities, or other long-term care facilities; (ii) the sale, marketing or provision of  home infusion services or (iii) any business that has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, and without implication of limitation, the term "Competing Business" includes Omnicare, Inc. and any person or entity affiliated with or controlled by or under common control with Omnicare, Inc. During such eighteen (18) month period, Employee also agrees to make himself reasonably available to the Company for consulting at a per diem rate that reflects his annual salary as in effect prior to his termination of employment (plus reimbursement of Employee’s reasonable expenses).
(c)            The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (b) of this Section 8 induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Date of Termination.

(d)            The Executive will not, directly or indirectly during the eighteen (18) month period following the Date of Termination (i) solicit or accept business from, or become associated or affiliated with, or  be employed by or act as a consultant to, any client or customer of the Company or any prospective client or customer of the Company or any, nursing home, skilled nursing facility, nursing facility, mental health and other group home, assisted living facility, rehabilitation facility, or other long-term care facility or (iii) cause a client or customer, or any prospective client or customer of the Company, to terminate or diminish or otherwise modify adversely its business relationship with the Company.
(e)            The Executive acknowledges and agrees that the restrictions contained in this Section 8 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section.  The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive’s own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.

(f) The Executive further  acknowledges and agrees that the restrictions contained in this Section 8 will not be adequately compensated by monetary damages.  The Executive agrees that actual damage may be difficult to ascertain and that, in the event of any such breach, the Company shall be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available to the Company.  In the event that the provisions of this Section 8 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law. In the event that Executive fails to comply with Section 8(b)- (d), Executive shall be entitled to no payment under Section 5 and any payments made under Section 5 shall be returned to the Company.

(g)            To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the Executive agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Kentucky, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Fayette County, Kentucky; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court.  The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(h)            For purposes of this Section 8, the term “Company” shall be deemed to include subsidiaries and affiliates of the Company.

(i)            The Executive agrees that during  his employment he shall not use or disclose to the Company any confidential or proprietary information obtained in the course of employment with a prior employer.

(j)            Executive agrees that the duration of the non-competition and non-solicitation obligations set forth in this Agreement shall be extended by the period of time in which Executive is in breach of those obligations. Executive further agrees that the duration of the non-competition and non-solicitation obligations in this Agreement shall be extended and their expirations tolled upon the filing of any lawsuit challenging the validity or enforceability of those obligations until the lawsuit is finally resolved and all rights of appeal have expired.

(k)            In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provisions shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.  The Company expressly reserves the right to limit the scope of these covenants unilaterally to ensure enforcement. Asserting any claims against the Company will not relieve Executive of obligations under this Agreement or constitute a defense to its enforcement.

9.            Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Lexington, Kentucky in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10.          Successors.  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

11.           Miscellaneous.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kentucky, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)            If a claim or action at law or in equity is commenced to enforce or interpret the terms of this Agreement, including any claim or action pursuant to Section 8, and such claim or action is determined by the presiding fact-finder to be unreasonable, the prevailing party shall be entitled to recover, in addition to any other relief, all attorney’s fees incurred by such prevailing party.

(c)            All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the address on file with the Company.

If to the Company:

PharMerica Corporation

1901 Campus Place, Louisville, KY 40299

Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (c) of Section 11.  Notices and communications shall be effective when actually received by the addressee.

(d)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e)            Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(f)            The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g)            Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A of the Code.  If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A will be achieved.

(h)            This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

12.            The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 6, 8, 9 and 12.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Committee, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PHARMERICA CORPORATION

By:
Name:Gregory W. Weishar
Title: Chief Executive Officer

EXECUTIVE

David W. Froesel, Jr.

EXHIBIT 1

SEPARATION OF EMPLOYMENT AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this ___ day of __________, ____, by and between PharMerica Corporation (the “Company”) and _______________ (the “Executive”).

WHEREAS, Employee formerly was employed as by the Company as Executive Vice President and Chief Financial Officer and Treasurer;

WHEREAS, Employee and Company entered into an Employment Agreement, dated ____________ (the “Employment Agreement”) which provides for certain severance benefits in the event that Employee’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Employee and the Company mutually desire to terminate Employee’s employment on an amicable basis, such termination to be effective ___________ (the “Date of Termination”) as a result of a mutual decision by the parties; and

WHEREAS, in connection with the termination of Employee’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1.              (a)            Employee, for and in consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act (“FLSA”), the Kentucky Civil Rights Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)            To the fullest extent permitted by law, and subject to the provisions of Paragraph 10 below, Employee represents and affirms that (i) Employee has not filed or caused to be filed on Employee’s behalf or on behalf of any other entity any claim for relief against the Company or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Employee’s behalf; (ii) Employee has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Employee will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding and will not cause any other party to file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or against any Releasee in connection with any causes of action, suits, debts, claims or demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment to the date of this Agreement. Employee waives his right to monetary or other recovery arising from any causes of action, suits, debts, claims or demands whatsoever in law or in equity pursued by any party against the Company or against any Releasee through any federal, state or local administrative court or agency on his behalf or on behalf of any other party in connection with any matter, cause or thing whatsoever, from the beginning of Employee’s employment to the date of this Agreement.

(c)            Nothing in the Agreement will be deemed to release the Company from (i) claims solely to enforce this Agreement, (ii) claims for indemnification under the Company’s By-Laws, (iii) claims for payment or reimbursement pursuant to any non-stock based employee benefit plan, policy or arrangement of the Company, or (iv) any rights in respect of any equity-based awards (including, without limitation, stock options, restricted stock, performance shares, restricted stock units, or any other equity-based awards) outstanding as of the Date of Termination in accordance with the terms of any applicable plan or award agreement.  Employee represents that he is not currently aware of any claims that he has that arise out of any breach of any obligations owed to him by, or on behalf of, the Company or any Releasees in regard to any employee benefit plan subject to regulation under ERISA, or any other claim that is not waivable by law.

2.            In consideration of the Company’s agreements as set forth herein:

(a)            Employee agrees that for eighteen (18) months after the Date of Termination or the expiration of the final Employment Period for any reason, the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any Competing Business.  A "Competing Business" is any person, company, partnership or entity that is engaged in (i) the sale, marketing, or provision of pharmacy services, including but not limited to the sale of prescription drugs, consulting pharmacy services and billing adjudication services, to institutional care providers such as hospitals, nursing homes, skilled nursing facilities, nursing facilities, mental health and other group homes, assisted living facilities, rehabilitation facilities, or other long-term care facilities; (ii) the sale, marketing or provision of  home infusion services or (iii) any business that has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, and without implication of limitation, the term "Competing Business" includes Omnicare, Inc. and any person or entity affiliated with or controlled by or under common control with Omnicare, Inc. During such eighteen (18) month period, Employee also agrees to make himself reasonably available to the Company for consulting at a per diem rate that reflects his annual salary as in effect prior to his termination of employment (plus reimbursement of Employee’s reasonable expenses).

(b)            Employee agrees and acknowledges that by reason of his employment by and service to the Company, Employee had access to, became exposed to and/or became knowledgeable about confidential information of the Company (the “Confidential Information”), including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists, the existence and substance of various investigations and related legal matters, the conduct and results of such investigations and related legal matters and other forms of business information that are not known to the Company’s competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by the Company.  Employee agrees that at no time during or after the Date of Termination of employment with the Company will Employee disclose or use the Confidential Information.  Any failure by Employee to comply with the obligations in this subparagraph (b) shall constitute a material breach of this Agreement and shall entitle the Company to recover the special pay and benefits Employee received pursuant to this Agreement, and to any other damages to which the Company may be entitled.

(l)            (c)            Employee shall not, directly or indirectly during the eighteen (18) month period following the Date of Termination (i) solicit or accept business from, or become associated or affiliated with, or  be employed by or act as a consultant to, any client or customer of the Company or any prospective client or customer of the Company or any, nursing home, skilled nursing facility, nursing facility, mental health and other group home, assisted living facility, rehabilitation facility, or other long-term care facility or (iii) cause a client or customer, or any prospective client or customer of the Company, to terminate or diminish or otherwise modify adversely its business relationship with the Company.

 (d)            Employee shall not, directly or indirectly, during the eighteen (18) month period following the Date of Termination, induce any person who is an employee, officer, director, or agent of the Company to terminate such relationship or employ, assist in employing or otherwise be associated in business with any present or former employee of the Company, including without limitation those who commence employment with the Company after the Date of Termination.

(e)            Employee agrees that the duration of the non-competition and non-solicitation obligations set forth in this Agreement shall be extended by the period of time in which Employee is in breach of those obligations.

(f)            Employee acknowledges that Company conducts its business throughout the United States.  Employee also acknowledges and agrees that the restrictions contained in the Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions.

(g)            In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provisions shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.  The Company expressly reserves the right to limit the scope of these covenants unilaterally to ensure enforcement.  Asserting any claims against the Company will not relieve Employee of obligations under this Agreement or constitute a defense to its enforcement.

(h)            The provisions of this paragraph 2 are intended to be in lieu of, and not in addition to, the provisions contained in Section 8 of the Employment Agreement.

3.             Employee agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that Employee shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Employee in the future.  Employee acknowledges that his forbearance from seeking re-employment at the Company is contractual and is in no way discriminatory/retaliatory or involuntary.

4.             Employee further agrees that Employee will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Employee’s employment and the termination of Employee’s employment, irrespective of the truthfulness or falsity of such statement.  The Company agrees that none of its officers, directors, employees, agents or representatives will disparage or subvert Employee, or make any statement reflecting negatively on Employee, including, but not limited to, any matters relating to Employee’s performance or the termination of Employee’s employment, irrespective of the truthfulness or falsity of such statement.

5.             In consideration for Employee’s agreement as set forth herein, the Company shall provide the following:

(a)            The severance benefits described in Section 5(a) of the Employment Agreement, which, for the avoidance of doubt, include:

(i)            The Company shall pay Employee $______ equivalent to eighteen (18) months of pay at Employee’s base salary rate of $_______ per year, less applicable withholdings and payroll taxes.  The Severance Pay shall be paid in substantially equal installments on each regularly scheduled payroll date of the Company commencing with the first regularly scheduled payroll date of the Company following the Effective Date of this Agreement and ending on first regularly scheduled payroll date of the Company following the eighteen (18) month anniversary of the Effective Date of this Agreement.

(ii)          Promptly following the Effective Date of this Agreement, the Company will also pay to Employee (A) any unpaid base salary through the Date of Termination; and (B) the amount of  previously unreimbursed travel and business expenses incurred by Employee prior to the Date of Termination; and (C) the value of any earned but unused Paid Time Off.

(iii)         An amount equal to $________ which the parties agree is the pro-rated bonus for the 201_ calendar year, payable in a lump sum within thirty (30) days after the Effective Date of this Agreement.

(iv)        An amount equal to $______ which the parties agree is the average of the most recent three (3) years annual bonuses earned by Employee.

(v)          For the eighteen (18) month period following the Date of Termination, Employee will receive waiver of the applicable premium otherwise payable for COBRA continuation coverage for Employee, his spouse and eligible dependents (to the extent covered on the Date of Termination) for health, prescription, dental and vision benefits; provided, however, that to the extent COBRA continuation coverage eligibility expires (unless such expiration is due to the eligibility of the group health insurance or Medicare) before the end of such eighteen month period, Employee will receive payment, on an after-tax basis, of an amount equal to the premium the Company would have otherwise waived for COBRA coverage.  The obligations of the Company to provide benefits under this Section 5(a)(v) shall terminate on the date of occurrence of the first to occur of any of the following, if any of the following should occur prior to the end of the eighteen (18) month period: (A) the date of commencement of eligibility of Employee under the group health plan of any other employer, or (B) the date of commencement of eligibility of Employee for Medicare benefits.

(vi)        Executive level outplacement assistance under any outplacement assistance program maintained by the Company as of the Date of Termination, in accordance with the terms of any such policy.

(vii)       Employee shall become vested in any outstanding options, restricted stock or other equity incentive awards to the extent provided for under the terms governing such equity incentive award.

(b)            The Company will maintain, for no less than 6 years following the Date of Termination, directors’ and officers’ liability insurance covering Employee’s potential liability in connection with his employment by the Company in amounts and on terms that are commensurate with the coverage provided to its active officers and directors of the Company.

6.              Employee understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Employee in consideration for Employee’s acceptance and execution of and in reliance upon Employee’s representations in this Agreement. Employee acknowledges that if he had not executed this Agreement containing a release of all claims against the Company, Employee would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

7.             Employee acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Employee under any employment agreement or offer letter Employee has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Employee has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties.  No promises or representations have been made to Employee in connection with the termination of Employee’s employment agreement or offer letter with the Company, or the terms of this Agreement8.Employee agrees not to disclose the terms of this Agreement to anyone, except Employee’s spouse, attorney and, as necessary, tax/financial advisor.  Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law.  It is expressly understood that any violation of the disclosure obligation imposed hereunder constitutes a material breach of this Agreement.

9.             (a)            Employee represents that Employee does not presently have in Employee’s possession any records and business documents, whether on computer, cell phone, smart phone, thumb drive, external hard drive, electronic storage medium or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Employee’s employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  Employee acknowledges that all such Corporate Records are the property of the Company.  In addition, Employee shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.  For the avoidance of doubt, and in no way intended as a limitation to the foregoing, Employee specifically agrees that Corporate Records includes employee compensation information (other than any compensation that has been included in the Company’s public disclosure documents), and Employee further warrants and represents that he has permanently deleted and destroyed all electronic records of compensation information (other than his own personal compensation and any compensation information that has been included in the Company’s public disclosure documents) and returned all hard copy records of employee compensation information that were in his possession or under his control.

(b)            Nothing in this Agreement shall prohibit or restrict Employee from providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body or any self-regulatory organization if each of the following conditions are satisfied: (i) the federal regulatory, law enforcement agency or legislative body or self-regulatory organization initiates the investigation or proceeding, (ii) Employee has an affirmative obligation under applicable law to provide information, testify or otherwise assist in such investigation or proceeding, and (iii) to the extent not prohibited by applicable law, Employee provides advance written notice to the Company of the existence of the investigation or proceeding and his requirement to provide information, testify or otherwise assist in such investigation or proceeding.

10.            (a)          Subject to the Company’s payment of the applicable per diem rate set forth in paragraph 2(a) hereof, Employee agrees to cooperate reasonably with the Company in connection with the contemplation, prosecution, and defense of all phases of existing, past, and future litigation about which Employee has knowledge or information.  Such cooperation includes, but is not limited to, the following:

(i)            Employee agrees to make himself available at mutual convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel (and taking into account Employee’s other obligations), including making himself available to be interviewed by Company counsel regarding pending legal matters with which Employee has been or may have been involved or that relate to matters about which Employee has or may have obtained knowledge during the course of his employment with the Company.  Employee agrees to use his best efforts to answer all reasonable and appropriate questions fully, truthfully and to the best of his ability.

(ii)           Employee shall remain subject to all document preservation and/or litigation hold notices currently in place and applicable to Employee and Employee shall be obligated to preserve all Company documents until such notices are rescinded by the Company.

(b)            The Company shall not utilize this Section 10 to require Employee to make himself available to an extent that would unreasonably interfere with other obligations, (including, without limitation, any employment or other business responsibilities that Employee may have).  Employee agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls Employee as a witness.  The Company shall also reimburse Employee for any pre-approved reasonable business travel expenses that Employee incurs on the Company’s behalf as a result of Employee’s litigation cooperation services, after receipt of the appropriate documentation consistent with the Company’s business expense reimbursement policy.

(c)            Employee further agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against the Company or against any of the Releasees or that is undertaking any investigation or review of any of the Company’s or of any Releasee’s activities or practices; provided, however, that Employee may participate in or otherwise assist in any investigation or inquiry conducted by the Equal Employment Opportunity Commission, by the Kentucky Commission on Human Rights or by any state or federal law enforcement agency; provided, further, that the Company, on behalf of itself and the Releasees, requests that Employee choose to notify Company of any notice, inquiry or other contact Employee receives from any such state or federal law enforcement agency to the extent not prohibited under applicable law.

(d)            For the avoidance of any confusion, nothing in this Agreement is intended and nothing shall be construed, to limit, to influence or to interfere with Employee’s decision whether to communicate with state or federal law enforcement authorities.  Employee has the right to decide whether to communicate with law enforcement authorities.  Employee also has the right to consult with an attorney before deciding whether to be interviewed by law enforcement authorities.  If Employee chooses to communicate with law enforcement authorities, he always must tell the truth.

11.            The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Employee. In the event that Employee dies prior to the receipt of any monies owing hereunder, the monies not paid shall be paid to the spouse of Employee at the time they would have become due to Employee had he remained alive and the spouse of Employee shall be entitled to exercise any unexercised stock options to the extent that Employee could have exercised such options had he remained alive.

12.            Employee agrees and recognizes that should Employee breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, Employee acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

13.            Employee further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  If Employee is found to have breached this Agreement or the Company is successful in obtaining a court order prohibiting Employee from violating this Agreement, the Company will be entitled to collect from Employee damages, including reasonable attorneys’ fees incurred by the Company in seeking to enforce this Agreement.  If Company is found to have breached this Agreement or Employee is successful in obtaining a court order prohibiting Company from violating this Agreement, Employee will be entitled to collect from the Company damages, including reasonable attorneys’ fees incurred by the Employee in seeking to enforce this Agreement.  Except in the case where injunctive relief is sought, each party prior to instituting litigation, shall provide the other party with written notice of breach, specifying the breach with particularity, and a five (5) day period to completely cure the breach prior to the institution of legal proceeding hereunder.

14.            This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Kentucky, without reference to principles of conflicts of laws.  To the extent that any court action is permitted consistent with or to enforce this Agreement, both parties (i) agree that suit may be brought, and that such party consents to personal jurisdiction in the United States District Court for the Western District of Kentucky, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Louisville, Kentucky; (ii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.  Each party also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.

15.            The Company may assign this Agreement to any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall remain secondarily liable for all of its obligations hereunder.  Employee understands and agrees that the Company may assign this Agreement to any of its subsidiaries, affiliates, or successors at any time and without Employee’s further approval or consent; provided, that the Company shall remain secondarily liable for all of its obligations hereunder.

16.            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

17.            No waiver of any rights under this Agreement shall be effective unless expressed in writing by the party to be charged.  The waiver by the Company on a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18.            This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

19.            This Agreement sets forth the entire agreement and understanding between Employee and the Company concerning the subject matter of this Agreement.  This Agreement supersedes all prior agreements, promises, and representations, whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof.

20.            Notices.  All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:

PharMerica Corporation
1901 Campus Place
Louisville, KY 40299
Attn: General Counsel

If to Executive, to:

----------------------------

----------------------------

----------------------------

Either party may from time to time designate a new address by notice given in accordance with this Section 20.  Notice shall be effective when actually received by the addressee.

21.            Compliance with Section 409A of the Code:

(a)            The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted; this Agreement shall be interpreted to be in compliance therewith.

(b)            The taxable payments provided under Section 5 of this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for one or more of the separation pay exceptions to Section 409A, to the maximum extent possible.

(c)            Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed.  Neither the Company, its affiliates, nor their respective directors, officers, employees and advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or other taxpayer as a result of the Agreement (unless such tax, interest, penalty or other monetary amount is imposed as a result of the Company’s breach of this Agreement).

22.            Employee certifies and acknowledges as follows:

(a)            That Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;

(b)            That Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c)            That Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement,

(d)            That Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(e)            That the Company has provided Employee with a period of twenty-one (21) days within which to consider this Agreement, and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory to Employee; and

(f)            Employee acknowledges that this Agreement may be revoked by Employee within seven (7) days after execution, and it shall not become effective until the first business day following the expiration of such seven day revocation period (the “Effective Date of this Agreement”).  In the event of a timely revocation by Employee, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Employee and the Company executed the foregoing Separation of Employment and General Release this _____ day of _______________, 2012.

Witness:

Printed Name

PharMerica Corporation

By:	Witness:

Name:

Title:

WAIVER OF 21-DAY REVIEW PERIOD

I acknowledge that I was provided with a copy of the Separation of Employment and General Release ("Release") on ________________, 2012, and understand I have until twenty-one (21) days after ______________________, 2012, to consider and sign the Release.  I have had an opportunity to review the Release, have been afforded the opportunity to have it reviewed by an attorney of my choosing, and have made the decision to execute the Release prior to the expiration of the twenty-one (21) day review period.  Therefore, I have executed the Release today, and I understand that I have seven (7) days from today to revoke the Release.  Terms of the Release will begin no earlier than the eighth (8th) day after execution of this Release.

Date of Execution:
(Employee signature)

(Printed name)

RECEIPT OF SEPARATION OF EMPLOYMENT AND GENERAL RELEASE

I acknowledge that I received today a copy of the Separation of Employment and General Release.  I have been advised of the following:

1.	That I have twenty-one (21) days from ______________, 2012, to consider the Release.

2.	I have the opportunity to discuss with a representative of PharMerica any questions or concerns I may have over the terms or language of the Release.

3.	I have been advised to see an attorney of my choosing to review the Release.

4.	I should not sign the Release unless I fully understand its terms and enter into the Release of my own free will.

5.	I have seven (7) days after signing the Release to revoke the Release.

6.	No other promises have been made to me beyond the terms of the Release.

Date of Execution:
(Employee signature)

(Printed name)

(Employee signature only acknowledges receipt of this entire agreement.)

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